MILACRON
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   MANUFACTURING TECHNOLOGIES                                 NEWS RELEASE

CONTACT: AL BEAUPRE (513) 487-5918

BANKS EXTEND MILACRON'S ACCOUNTS RECEIVABLE FACILITY

CINCINNATI, OHIO, March 1, 2004...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, announced that its receivables purchase agreement and the liquidity facility related to that program, which were due to terminate last Friday, February 27, have been extended two weeks to March 12.

Under the amended agreement, which is being filed with the Securities and Exchange Commission, the company can sell up to $30 million of receivables. Prior to this extension, the program had been capped at $40 million, of which only $30 million was being utilized. PNC is the agent bank for the receivables program.

On March 15, 2004, $115 million in principal amount of the company's senior notes and approximately $54 million of the company's indebtedness under its revolving credit facility are due to mature. While Milacron does not have sufficient cash to satisfy these maturities, it continues to hold discussions with both current and prospective lenders and investors with respect to meeting these obligations as well as replacing the receivables program. However, the company can make no assurances that these discussions will result in an agreement to provide the necessary funds by March 15.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the Company's most recent Form 10-Q on file with the Securities and Exchange Commission.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).